Exhibit 4.6
AMENDMENT NO. 1
COOPER TIRE & RUBBER COMPANY SPECTRUM INVESTMENT SAVINGS PLAN
The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended as follows:
Effective July 6, 2007:
By striking the definition of Eligible Employee from the DEFINITIONS SECTION of Article I and substituting the following:
Eligible Employee means any Employee of the Employer who is a salaried or non-union hourly Employee, but including bargaining Employees at the Cedar Rapids Warehouse location, however shall exclude the following:
Bargaining class, with exception of bargaining class Employees at the Cedar Rapids Warehouse location. Not otherwise represented for collective bargaining purposes by any collective bargaining agreement between the Employer and employee representatives, if retirement benefits were the subject of good faith bargaining and if two percent or less of the Employees who are covered pursuant to that agreement are professionals as defined in section 1.410(b)-9 of the regulations. For this purpose, the term “employee representatives” does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.
Leased Employee.
By striking the second paragraph from subparagraph (a) in the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:
The elective deferral agreement to start or modify Elective Deferral Contributions shall be effective as soon as administratively feasible following that date on which the Participant’s Entry Date (Reentry Date, if applicable) or any following date occurs. However, for Inactive Participants who have separated from service for the purpose of retirement, the elective deferral agreement for purposes of Compensation received after his recorded retirement date can be modified on any date.
By adding the following prior to the last paragraph in subparagraph (a) in the EMPLOYER CONTRIBUTIONS SECTION of Article III:
An Inactive Participant who has separated from service for the purpose of retirement, may elect to make Elective Deferral Contributions on any Compensation received after his recorded retirement date.
Effective October 1, 2007:
By striking the Listing of Adopting Employers from the ADOPTING EMPLOYER — SINGLE PLAN SECTION of Article II and substituting the following:

ADOPTING EMPLOYERS

NAME	DATE OF ADOPTION

CTBX Company Cooper Tire & Vehicle Test Center Inc.	April 14, 2004 June 4, 2004
By adding the following prior to the last paragraph in subparagraph (b) in the EMPLOYER CONTRIBUTIONS SECTION of Article III:
Employees of Oliver Rubber Company who are no longer a member of the Controlled Group with Cooper Tire & Rubber Company, effective October 1, 2007, as a result of the disposition of Oliver Rubber Company, shall continue to be subject to the allocation requirements for Company Contributions, other than ESOP Contributions, as stated in the ALLOCATION SECTION of Article III. In order for an Oliver Rubber Company Employee to receive the match made on Elective Deferral Contributions under this Plan for the period of January 1, 2007 to September 30, 2007, he must be an employee of Oliver Rubber Company on December 31, 2007. If he is a part-time employee, all of his hours with Oliver Rubber Company shall be taken into account for the period January 1, 2007 to December 31, 2007 in determining eligibility for the allocation.
By striking the first paragraph from the LOANS TO PARTICIPANTS SECTION of Article V and substituting the following:
     Loans shall be made available to all Participants on a reasonably equivalent basis. However, loans shall not be available to Employees who are currently on a leave of absence. For purposes of this section, and unless otherwise specified, Participant means Active Participant. Loans shall not be made to Highly Compensated Employees in an amount greater than the amount made available to other Participants. Money purchase assets or Voluntary Contributions included in the Participant’s Account will not be used in the calculation or distribution of any loan.
Effective January 1, 2008:
By adding the following prior to the last paragraph in subparagraph (a) in the EMPLOYER CONTRIBUTIONS SECTION of Article III:
For Employees hired on and after January 1, 2008, the Plan provides for an automatic election to have Elective Deferral Contributions made. The automatic Elective Deferral Contribution shall be Pre-tax Elective Deferral Contributions and shall be 3% of Compensation. The automatic Elective Deferral Contribution shall be automatically increased on each anniversary of a Participant’s date of hire by 1% up to a maximum automatic Elective Deferral Contribution of 6%. The Participant may affirmatively elect a different percentage or elect not to make Elective Deferral Contributions, in which case the automatic increase provisions of this paragraph shall not apply to him. The opt out period is the 60-day period beginning on the date of hire or rehire.
Such automatic election shall apply when a Participant first becomes eligible to make Elective Deferral Contributions (or again becomes eligible after a period during which he was not an Active Participant). The Participant shall be provided a notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions. The notice shall include the procedure for exercising that right, the timing for implementing any such election, and the investment of such Elective Deferral Contributions if the Participant fails to provide investment direction. The Participant shall be given a reasonable period thereafter to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions.
Each Active Participant affected by the automatic election and automatic increase shall be provided an annual notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions. The notice shall include the procedure for exercising those rights and the timing for implementing any such elections.
Effective July 1, 2008:
By striking subparagraph (b) from the WITHDRAWAL BENEFITS SECTION of Article V and substituting the following:
(b)	In-Service Withdrawal:

A Participant may take an in-service withdrawal of that part of his Vested Account that results from Voluntary Contributions made prior to January 1, 1987; Voluntary Contributions made after December 31, 1986, plus all earnings on Voluntary Contributions, if age 59 1/2 or older; Elective Deferral Contributions plus earnings on those Elective Deferral Contributions, and if in the Plan for at least 5 years, Company Contributions plus earnings on Company Contributions. Only 3 such withdrawals will be allowed in a 12-month period and will be distributed based on the order listed in the prior sentence. The minimum amount of any such withdrawal from the portion of your Account which results from Voluntary Contributions shall be $500. A Participant cannot withdraw that portion of his Account that may be the result of funds from a money purchase plan
Effective January 1, 2009:
By adding the following after the paragraph beginning “For Employees hired on and after January 1, 2008,” (as previously amended above, effective January 1, 2008) in subparagraph (a) in the EMPLOYER CONTRIBUTIONS SECTION of Article III:
On and after January 1, 2009, for all Active Participants, the Plan provides for an automatic election to have Elective Deferral Contributions made. The automatic Elective Deferral Contribution shall be Pre-tax Elective Deferral Contributions and shall be 3% of Compensation. The automatic Elective Deferral Contribution shall be automatically increased on each anniversary of a Participant’s date of hire by 1% up to a maximum automatic Elective Deferral Contribution of 6%. The Participant may affirmatively elect a different percentage or elect not to make Elective Deferral Contributions, in which case the automatic increase provisions of this paragraph shall not apply to him. The opt out period is the 60-day period beginning on the date of hire or rehire.
By striking the paragraph beginning “Such automatic election shall apply” (as previously amended above, effective January 1, 2008) in subparagraph (a) in the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:
Such automatic election shall apply when a Participant first becomes eligible to make Elective Deferral Contributions (or again becomes eligible after a period during which he was not an Active Participant). The automatic election shall also apply to all Active Participants as of

January 1, 2009, who have not elected to make Elective Deferral Contributions. The Participant shall be provided a notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions. The notice shall include the procedure for exercising that right, the timing for implementing any such election, and the investment of such Elective Deferral Contributions if the Participant fails to provide investment direction. The Participant shall be given a reasonable period thereafter to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions.
This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.
Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.
Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.
Signed this 21st day of December, 2007.

COOPER TIRE & RUBBER COMPANY
By:	/s/ S. O. Schroeder
S. O. Schroeder
Plan Administrator Title

By:	/s/ C. F. Nagy
C. F. Nagy
Committee Member Title

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